October 31, 2025 For Immediate Release

Press Release

Heartland Express, Inc. Reports Operating Results for the Third Quarter of 2025

NORTH LIBERTY, IOWA - October 31, 2025 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2025.

Three months ended September 30, 2025:
•Operating Revenue of $196.5 million,
•Net Loss of $8.3 million,
•Basic Loss per Share of $0.11,
•Operating Ratio of 103.7% and 103.5% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.3 billion, including $32.7 million of Cash,
•Stockholders' Equity of $775.6 million,
•Repurchased $1.4 million of our Common Stock,
•Acquisition-related debt and finance lease obligations reduced from $494 million in 2022 to $185 million ($309 million reduction in 3 years).

Nine months ended September 30, 2025:
•Operating Revenue of $626.4 million,
•Net Loss of $33.0 million,
•Basic Loss per Share of $0.42,
•Operating Ratio of 105.5% and 105.6% Non-GAAP Adjusted Operating Ratio(1),
•Repurchased $10.4 million of our Common Stock,
•Payments of approx. $16 million to reduce outstanding debt and finance lease obligations.

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three and nine months ended September 30, 2025, reflect sequential operating ratio improvement over the second quarter of 2025. During the third quarter of 2025, we also noted operating ratio improvement in each month as the quarter progressed. We continue to recognize the prolonged and challenged industry-wide operating environment where current capacity continues to outpace weak freight demand and current freight rates have not kept pace with rising operating costs. Despite the operating loss during the quarter, we continue to have positive cash flows from operations. We remain confident in the future and our operating model and as a result we invested in our fleet and terminal network ($6.9 million, net), reduced our debt and financing leases ($8.6 million paid), and repurchased 175,000 shares of our common stock ($1.4 million paid) during the three months ended September 30, 2025. We have repaid $309 million of debt and financing leases and additionally we have repurchased 1.8 million shares of our Common Stock for $17.6 million, both during a difficult and challenging past three years of operations.

Our four operating brands have delivered current financial results based on their respective time within our legacy operating model - Heartland Express, Millis Transfer, Smith Transport, and Contract Freighter's, Inc. (CFI), respectively. During the three months ended September 30, 2025, the Heartland Express fleet and the Millis Transfer fleet continued to operate profitably with operating ratios in the low 90's. The Smith Transport fleet returned to profitability with a significant sequential improvement in their operating ratio. During the third quarter of 2025, Millis Transfer and Smith Transport completed transportation management system conversion upgrades. The CFI fleet also improved their operating ratio compared to the second quarter, but did not operate profitably during the three months ended September 30, 2025. The CFI fleet completed a major transportation management system conversion during the second quarter of 2025 and has now completed a full fleet telematics transition as of the end of the third quarter of 2025. We believe these strategic changes have CFI well positioned for improving driver utilization and enhancing the driver experience. CFI will continue to focus on operational and cost reduction efforts over the remaining three months of 2025 to improve their financial results.

We now have all four operating brands on a common transportation management system as of September 30, 2025. We believe that this common transportation management system will drive better driver utilization, better operational collaboration, and reduce unproductive miles to improve our overall operating efficiency as an organization to combat continual market weakness. While we have begun to see some encouraging signs related to market capacity, freight demand still lags behind available capacity. Therefore, we do not currently expect material market improvements until sometime in 2026."

Financial Results

For the three months ended September 30, 2025, the Company delivered operating revenues of $196.5 million, compared to $259.9 million in the same period of 2024. Operating revenues for the quarter included fuel surcharge revenues of $24.1 million, compared to $32.8 million in the same period of 2024. Net loss was $8.3 million, as compared to a net loss of $9.3 million in the third quarter of 2024. Basic loss per share was $0.11 during the quarter, as compared to basic loss per share of $0.12 in the same period of 2024. The Company posted an operating ratio of 103.7%, non-GAAP adjusted operating ratio(1) of 103.5%, and net loss as a percentage of operating revenues of 4.2% in the third quarter of 2025 compared to 102.7%, 102.6%, and 3.6% respectively, in the third quarter of 2024.

For the nine months ended September 30, 2025, the Company delivered operating revenues of $626.4 million, compared to $804.9 million in the same period of 2024. Operating revenues for the period included fuel surcharge revenues of $75.0 million, compared to $105.9 million in the same period of 2024. Operating loss for the nine month period ended September 30, 2025 was $34.6 million, compared to operating loss of $21.3 million in the same period of the prior year. Net loss was $33.0 million, compared to net loss of $27.9 million in the same period of the prior year. Basic loss per share was $0.42 during the nine month period as compared to a $0.35 basic loss per share during the same period of 2024. The Company posted an operating ratio of 105.5%, non-GAAP adjusted operating ratio(1) of 105.6%, and net loss as a percentage of operating revenues of 5.3% for the nine months ended September 30, 2025 compared to 102.6%, 102.5%, and 3.5% respectively, in the same period of the prior year.

Balance Sheet, Liquidity, and Capital Expenditures

As of September 30, 2025, the Company had $32.7 million in cash balances, an increase of $19.9 million since December 31, 2024. Debt and financing lease obligations of $185.4 million remain at September 30, 2025, down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at September 30, 2025. The Company had $88.3 million in available borrowing capacity on the line of credit as of September 30, 2025 after consideration of $11.7 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.3 billion and stockholders' equity of $775.6 million.

Net cash flows from operations for the first nine months of 2025 were $74.4 million, 11.9% of operating revenue. The primary uses of cash for financing activities were $15.5 million used for repayment of debt and financing leases, $10.4 million for repurchases of our common stock, and $4.7 million for dividends paid. The primary use of cash for investing activities was $24.4 million for net property and equipment transactions.

The average age of the Company's consolidated tractor fleet was 2.6 years as of September 30, 2025 compared to 2.7 years on September 30, 2024. The average age of the Company's consolidated trailer fleet was 7.5 years as of September 30, 2025 compared to 7.2 years as of September 30, 2024. We expect to continue to dispose of excess trailers within our fleet as used market conditions improve. During the calendar year of 2025, we currently expect net capital expenditures of approximately $27 to $30 million and $21 to $24 million of gains on disposal of property and equipment.

The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the third quarter of 2025 and paid on October 3, 2025. The Company has now paid cumulative cash dividends of $559.9 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past eighty-nine consecutive quarters since 2003. Our outstanding shares at September 30, 2025 were 77.4 million. A total of 4.3 million shares of common stock have been repurchased for $63.0 million over the past five years. The Company has the ability to repurchase an additional 4.8 million shares under the current authorization which would result in 72.6 million outstanding shares if fully executed.

Other Information

During the third quarter of 2025, our family of operating brands continued to deliver award-winning service and fleet safety as evidenced by the following awards for our company and our employees:

•Tractor Supply Co. - 2025 Value Award - Accountability
•Logistics Management - Quest for Quality Award (our 20th Year)
•Newsweek's 2025 Most Trustworthy Companies

Operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements and strategic changes, progress toward our goals, future capital expenditures, future dispositions of revenue equipment and gains therefrom, future profitability, and future stock repurchases, dividends, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
OPERATING REVENUE	$196,547	$259,861	$626,354	$804,935

OPERATING EXPENSES:
Salaries, wages, and benefits	$77,253	$107,392	$257,649	$330,205
Rent and purchased transportation	12,303	18,343	39,920	63,893
Fuel	34,081	43,793	105,708	138,125
Operations and maintenance	15,367	19,338	50,085	52,334
Operating taxes and licenses	4,241	5,010	13,404	15,580
Insurance and claims	15,342	11,341	41,419	38,898
Communications and utilities	2,187	2,765	6,658	7,475
Depreciation and amortization	38,742	44,955	121,833	137,596
Other operating expenses	10,971	14,539	35,501	43,596
Gain on disposal of property and equipment	(6,688)	(476)	(11,254)	(1,510)

	203,799	267,000	660,923	826,192

Operating loss	(7,252)	(7,139)	(34,569)	(21,257)

Interest income	235	258	561	911
Interest expense	(2,908)	(4,243)	(8,974)	(14,119)

Loss before income taxes	(9,925)	(11,124)	(42,982)	(34,465)

Federal and state income tax benefit	(1,641)	(1,841)	(9,971)	(6,596)

Net loss	$(8,284)	$(9,283)	$(33,011)	$(27,869)

Loss per share
Basic	$(0.11)	$(0.12)	$(0.42)	$(0.35)
Diluted	$(0.11)	$(0.12)	$(0.42)	$(0.35)

Weighted average shares outstanding
Basic	77,465	78,489	78,024	78,814
Diluted	77,518	78,500	78,086	78,866

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2025	2024
CURRENT ASSETS
Cash and cash equivalents	$32,688	$12,812
Trade receivables, net	79,996	91,620
Prepaid tires	10,628	10,428
Other current assets	14,055	12,554
Income taxes receivable	761	2,034
Total current assets	138,128	129,448

PROPERTY AND EQUIPMENT	1,196,255	1,283,980
Less accumulated depreciation	507,415	519,573
	688,840	764,407
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	89,757	93,520
OTHER ASSETS	14,707	15,408
DEFERRED INCOME TAXES, NET	921	946
OPERATING LEASE RIGHT OF USE ASSETS	2,668	7,866
	$1,257,618	$1,334,192
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$40,768	$35,370
Compensation and benefits	26,763	27,003
Insurance accruals	26,268	23,518
Long-term debt and finance lease liabilities - current portion	7,836	9,041
Operating lease liabilities - current portion	2,051	6,115
Other accruals	17,756	18,512
Total current liabilities	121,442	119,559
LONG-TERM LIABILITIES
Income taxes payable	5,119	6,226
Long-term debt and finance lease liabilities less current portion	177,546	191,707
Operating lease liabilities less current portion	617	1,751
Deferred income taxes, net	141,284	158,374
Insurance accruals less current portion	35,980	33,976
Total long-term liabilities	360,546	392,034
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2025 and 2024; outstanding 77,413 and 78,519 in 2025 and 2024, respectively	907	907
Additional paid-in capital	2,914	3,175
Retained earnings	986,396	1,024,081
Treasury stock, at cost; 13,276 and 12,170 in 2025 and 2024, respectively	(214,587)	(205,564)
	775,630	822,599
	$1,257,618	$1,334,192

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio reconciliation (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$196,547	$259,861	$626,354	$804,935
Less: Fuel surcharge revenue	24,122	32,820	74,952	105,859
Operating revenue, excluding fuel surcharge revenue	172,425	227,041	551,402	699,076

Operating expenses	203,799	267,000	660,923	826,192
Less: Fuel surcharge revenue	24,122	32,820	74,952	105,859
Less: Amortization of intangibles	1,254	1,254	3,763	3,763
Adjusted operating expenses	178,423	232,926	582,208	716,570

Operating loss	(7,252)	(7,139)	(34,569)	(21,257)
Adjusted operating loss	$(5,998)	$(5,885)	$(30,806)	$(17,494)

Operating ratio	103.7%	102.7%	105.5%	102.6%
Adjusted operating ratio	103.5%	102.6%	105.6%	102.5%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating loss as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, and non-cash amortization expense related to intangible assets. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, and amortization of intangibles, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio are not substitutes for operating revenue, operating loss, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.